Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Diagnostic/Retrieval Systems, Inc.:

We consent to the use of our reports dated May 17, 1996, on the consolidated financial statements and related schedule of Diagnos-tic/Retrieval Systems, Inc. and subsidiaries as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, which reports appear or are incorporated by reference in the March 31, 1996 Annual Report on Form 10-K of Diagnostic/Retrieval Systems, Inc., incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



                                    KPMG Peat Marwick LLP


Short Hills, New Jersey
February 7, 1997